[Dorsey & Whitney LLP Letterhead]

Exhibit 5.1

August 14, 2020

CarParts.com, Inc.
2050 W. 190th Street, Suite 400
Torrance, CA 90504

Re:          Registration Statement on Form S-3 (File No. 333-240467)

Ladies and Gentlemen:

We have acted as counsel to CarParts.com, Inc. a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated August 13, 2020, to the Prospectus, dated August 4, 2020 included in the Registration Statement on Form S-3 (File No. 333-240467) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the offer and sale by the Company of up to 4,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (including 900,000 shares subject to the underwriter’s over-allotment option) (the “Primary Shares”), and (ii) the offer and sale by a certain selling stockholder (the “Selling Stockholder”) of up to 2,000,000 shares of Common Stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). The Shares will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated August 13, 2020 among the Company, the Selling Stockholder, and the representative of the several underwriters named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Primary Shares, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

CarParts.com, Inc.
August 14, 2020

2.	The Secondary Shares have been validly issued and are fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DM/AE